Exhibit 10.22

AMENDMENT TO OFFER LETTER

This Amendment to Offer Letter (this “Amendment”) is entered into effective as of July 20, 2016 (the “Effective Date”), by and between Commerce Technologies, Inc., a New York corporation (the “Company”), and John Hinkle, an individual (“Employee”).

RECITALS

A.                                    The Company and Employee are parties to an Offer Letter dated as of June 17, 2013 (the “Offer Letter”). Capitalized terms used in this Amendment and not defined herein have the meanings given to such terms in the Offer Letter.

B.                                    The Company and Employee hereby desire to amend the Offer Letter in accordance with the terms of this Amendment.

AGREEMENT

In consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

1.                                 Defined Terms.

(a)                            The first sentence of the Offer Letter is amended and restated in its entirety as of the Effective Date to read as follows:

“It is with great pleasure that I invite you to join Commerce Technologies, Inc. (“the Company”).”

(b)                            As of the Effective Date, all references in the Offer Letter following the first sentence to “Commerce Technologies, Inc.” or “CTI” shall be amended to reference “the Company.”

2.                                 Base Salary Adjustment. The paragraph entitled “Base Salary” in the Offer Letter is amended and restated in its entirety as of the Effective Date to read as follows:

“Your annual base salary will be $255,000, which will be paid in accordance with the regular payroll practice of the Company as in effect from time to time. The Company’s current pay cycle is twice monthly; therefore, you will be paid $10,625 semi-monthly, which amount is subject to all applicable withholdings.”

3.                                 Bonus Adjustment. The paragraph entitled “Bonus” in the Offer Letter is amended and restated in its entirety as of the Effective Date to read as follows:

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“You will be eligible to receive an annual cash bonus at the discretion of the Company and the Compensation Committee of the Board of Directors of the Company (the “Bonus”). Your target Bonus for each year will equal 40% of your annual base salary for such year. The Bonus will be determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company or of the Company’s parent, and will be based on such criteria as are approved in advance by such committee in its sole discretion.”

4.                                 Stock Appreciation Rights. As of the Effective Date, the following new section is inserted immediately following the two paragraphs regarding “Stock Appreciation Rights” in the Offer Letter:

“Additional Grant of Stock Appreciation Rights

Pursuant to the Plan, on July 20, 2016, the Company granted to you an additional award of 28,970 Stock Appreciation Rights (the “New SARs”), pursuant to the Evidence and Notice of Stock Appreciation Right provided to you. It is anticipated that, in connection with the Company’s previously announced plans to complete a spin-off, the Plan will be replaced by a successor plan, in which case the New SARs and any other SARs that you hold will be converted into a substantially equivalent equity incentive (which may be in the form of stock options or other equity incentive award) with respect to common stock shares in Commerce Technologies, Inc., or if the spin-off is completed, shares in the newly formed public company.”

5.                                 Severance. As of the Effective Date, the following new section is inserted immediately following the new section with the heading entitled “Additional Grant of Stock Appreciation Rights” in the Offer Letter:

“Severance

If the Company terminates your employment other than for Cause (as defined below), or if you terminate your employment for Good Reason (as defined below), the Company will pay you, on the 60th day following the date of such termination (unless that day is not a business day, in which case such payments will be made on the immediately succeeding business day), a lump-sum severance amount equal to 100% of the net present value of your then-current annual base salary in effect as of the date of termination (discounted using the applicable Federal Rate for short-term obligations for the month in which the termination occurs); provided that any such severance payment shall be subject to the condition precedent that you shall have executed and delivered to the Company a general release of claims in form and substance satisfactory to the Company (which release shall be provided by the Company to you within three business days of the date of such termination of employment), and any legally required revocation period applicable to such release shall have expired without you

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revoking such release, both within 60 days following the date of such termination. If such release is timely delivered and becomes irrevocable, an amount equal to 1/12 of the lump-sum severance amount specified in this paragraph shall constitute consideration for your delivery of the release pursuant to this paragraph (the “Release Consideration”). You acknowledge and agree that the amounts, if any, which may be payable under this paragraph are in lieu of and not in addition to any severance payments which may be generally available to employees of the Company and you hereby waive any right you may have in or to any severance payments not contained in this paragraph.

As used in this letter, “Cause” means: (a) your uncured continuing failure to substantially perform your duties with the Company after at least fourteen (14) days of prior notice is provided, (b) commission of a felony or any act of fraud or act or omission involving dishonesty or material disloyalty with respect to the Company or any of its customers or suppliers or other material business relations, (c) conduct tending to bring the Company into substantial public disgrace or disrepute, (d) your gross negligence or willful misconduct, or (e) your material breach of any agreement between you and the Company or any business conduct policies or code of conduct of the Company. As used in this letter, “Good Reason” means: a material reduction in your then-current base salary or target bonus opportunity (other than as part of an across the board reduction applicable to all eligible employees of the Company of such employee benefit). Notwithstanding the foregoing, (x) Good Reason will not be deemed to exist unless you give the Company notice within ninety (90) days after the occurrence of the event which you believe constitutes the basis for Good Reason, specifying the particular act or failure to act which you believe constitutes the basis for Good Reason, and give the Company a reasonable opportunity of at least thirty (30) days after receipt of such notice to cure such act or failure, if curable, and (y) Good Reason will not be deemed to exist if Cause to terminate your employment exists at the time of termination of your employment.”

6.                                 Standard Terms. As of the Effective Date, the following new section is inserted immediately following the new section with the heading entitled “Severance” in the Offer Letter:

“Standard Terms

This letter is subject in all respects to the terms and conditions contained in the Standard Terms Addendum attached as Exhibit A hereto, which Addendum is incorporated herein by this reference.”

7.                                 Except as modified herein, the Offer Letter remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed and original and all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment to Offer Letter to be effective as of the Effective Date, notwithstanding the actual date hereof.

[Signature page follows]

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EMPLOYEE	COMMERCE TECHNOLOGIES, INC.

/s/ John Hinkle	/s/ Michael Trimarchi
John Hinkle	(Print Name):	MICHAEL TRIMARCHI

Title:	CAO

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Exhibit A

Standard Terms Addendum (“Addendum”)

In consideration of the mutual covenants contained in the Amendment to Offer Letter dated July 20, 2016, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company, intending to be legally bound, agree that the offer letter to which this Addendum is attached, and all attachments thereto (collectively, the “Offer Letter”), shall be in all respects subject to the terms contained in this Addendum, and that this Addendum shall be incorporated as part of the Offer Letter. All capitalized terms used in this Addendum that are not otherwise defined shall have the meaning given to them under the Offer Letter.

1.                                 Continued Compliance. You reaffirm your obligations under Sections 1(a)-(c) of the Non-Competition, Non-Disclosure and Non-Solicitation Agreement dated July 19, 2013, by and between you and Commerce Technologies, Inc. (the “Employee Agreement”) and agree that the terms of this Offer Letter and the New SARs constitute consideration for your continuing obligations under such agreement. You further agree that in the event of your material breach of any of the restrictions contained in the Employee Agreement, that if capable of being cured, is not cured by you within 30 days following notice of such breach from the Company, you will repay to the Company any and all severance amounts received by you pursuant to the Offer Letter (whether such payments were received prior or subsequent to such breach, but excluding an amount equal to the Release Consideration), and you will not be entitled to any further severance payments or other severance benefits under the Offer Letter. You further agree that: (i) the existence of any unrelated claims which you may have against the Company, whether under the Offer Letter or otherwise, will not be a defense to the enforcement by the Company of any of its rights under the Employee Agreement; (ii) your covenants contained in Sections 1(a)-(c) of the Employee Agreement are in addition to, and not in lieu of, any obligations which you may have with respect to the subject matter of such Sections, whether by contract, as a matter of law or otherwise, and (iii) such covenants and their enforceability will survive any termination with respect to you by either party and any investigation made with respect to the breach thereof by the Company.

2.                                 Arbitration. Any controversy, claim or dispute arising out of or in any way relating to the Offer Letter (including whether such controversy, claim or dispute is subject to arbitration), excepting only claims that may not, by statute, be arbitrated, will be submitted to binding arbitration. Both you and the Company acknowledge that you are relinquishing their right to a jury trial. You and the Company agree that arbitration will be the exclusive method for resolving disputes arising out of or related to the Offer Letter or your employment with the Company.

The arbitration will be administered by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards, except as otherwise provided in the Offer Letter. Arbitration will be commenced and heard in the Albany, New York metropolitan area. Only one arbitrator will preside over the proceedings, who will be selected by agreement of the parties from a list of five or more qualified arbitrators provided by the arbitration tribunal, or if the parties are unable to agree on an arbitrator within 10 business days following receipt of such list, the arbitration tribunal will select the arbitrator. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of New York or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof will be allocated as provided by applicable law. The arbitrator will have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as if the claim(s) were brought in a federal court of law. Either party may bring an action in court to compel arbitration under the Offer Letter and to enforce an arbitration award. Discovery, such as depositions or document requests, will be available to the Company and you as though the dispute were pending in U.S. federal court. The arbitrator will have the ability to rule on pre-hearing motions as though the matter were in a U.S. federal court, including the ability to rule on a motion for summary judgment.

If permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e2, filing fees or room rental fees) will be shared equally by the parties. If the foregoing is not permitted by applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law will be paid by the Company, provided that you will be required to pay the amount of filing fees equal to that which you would be required to pay to file an action in a New York state court. Each party will pay its own attorneys’ fees and other costs incurred in connection with the arbitration, unless the relief authorized by law allows otherwise and the arbitrator determines that such fees and costs will be paid in a different manner. The arbitrator must provide a written decision that is subject to limited judicial review consistent with applicable law.

3.                                      Compliance with Section 409A.

(a)                            The Company and you intend that, to the maximum extent possible, any amounts paid pursuant to the Offer Letter shall qualify as a short-term deferral pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) Section 409A or as separation pay exempt from Code Section 409A. Without limiting the foregoing, to the extent that the provisions of Code Section 409A or any Treasury regulations promulgated thereunder are applicable to any amounts payable hereunder, the Company and you intend that the Offer Letter will meet the requirements of such Code section and regulations and that the provisions hereof will be interpreted in a manner that is consistent with such intent. You will cooperate with the Company in taking such actions as the Company may reasonably request to assure that the Offer Letter will meet the requirements of Code Section 409A and any regulations promulgated thereunder.

(b)                            Unless otherwise permitted under Code Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to the Offer Letter that are taxable income to you (i) will be paid no later than the end of the calendar year next following the calendar year in which you incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(c)                             For purposes of Code Section 409A, your right to receive any installment payments under the Offer Letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d)                            With respect to any amount that becomes payable to you under the Offer Letter upon your “separation from service,” as defined below, for any reason, notwithstanding any other provision of the Offer Letter to the contrary, if the Company determines in good faith that you are a “specified employee” under Code Section 409A then, to the extent required under Code Section 409A, any amount that otherwise would be payable to you during the six-month period following your separation from service shall be suspended until the lapse of such six-month period (or, if earlier, the date of your death). The amount that otherwise would be payable to you during such period of suspension shall be paid in a single payment on the day following the end of such six-month period (or, if such day is not a business day, on the next succeeding business day) or within 30 days following your death during such six-month period, provided that your death during such six-month period shall not cause the acceleration of any amount that otherwise would be payable on any date during such six-month period following the date of your death. My amounts not subject to the suspension described in the preceding sentence shall be paid as otherwise provided in the Offer Letter. A “separation from service” means a separation from service with the Company and all other persons or entities with whom the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, applying the 80% threshold used in such Code sections and the Treasury Regulations thereunder, all within the meaning of Code Section 409A.

(e)                             To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under the Offer Letter on termination of employment will not be paid until you experience a separation from service within the meaning of Code Section 409A as specified above.

In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on you under Code Section 409A or for any damages for failing to comply with Code Section 409A.

(g)                             Notwithstanding any provision of the Offer Letter to the contrary, in no event shall the timing of your or your legal representative’s execution of any release, directly or indirectly, result in you designating the calendar year of payment, and if a payment pursuant to the Offer Letter that is subject to execution of a release could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later taxable year.

4.                                 General Provisions.

(a)                            Severability. Whenever possible, each provision of the Offer Letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Offer Letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but the Offer Letter will (except as otherwise expressly provided herein) be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)                            Entire Agreement. The Offer Letter (as amended effective as of July 20, 2016), together with this Addendum and any award agreements you may hold, contain the entire agreement between the parties concerning your employment with the Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

(c)                             No Strict Construction: Headings. The language used in this Addendum and the Offer Letter will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of the sections contained in this Addendum and the Offer Letter are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Addendum or the Offer Letter.

(d)                            Applicable Law. Subject to Section 2 of this Addendum, above, the Offer Letter will be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

(e)                             Amendment and Waiver. The provisions of the Offer Letter may be amended only by a writing signed by the Company and you. No waiver by a party of a breach or default hereunder will be valid unless in a writing signed by the waiving party, and no such waiver will be deemed a waiver of any subsequent breach or default. No delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operates as a waiver of any right or remedy.

(f)                              Withholding. All payments to you under the Offer Letter will be subject to withholding on account of federal, state and local taxes as required by law.

(g)                             Survival. Obligations of you and the Company existing as of the date of termination that have not been fully performed or that by their nature would be intended to survive a termination or expiration will survive and continue in effect in accordance with their terms, including the provisions of the Employee Agreement.

(h)                            Successors and Assigns. The Offer Letter will bind and inure to the benefit of and be enforceable by you, the Company, your and the Company’s respective permitted successors and assigns, and your estate, heirs and legal representatives (as applicable). The Company may assign the Offer Letter to any successor to all or substantially all of its business, whereupon any references in the Offer Letter to “the Company” will become references to such assignee or successor, as applicable. For the avoidance of doubt, no such assignment shall be treated as a termination of your employment with the assignor for purposes of the Offer Letter and the assignor will be relieved of its obligations under the Offer Letter. Except as set forth in this paragraph, the rights granted and obligations undertaken in the Offer Letter are personal to the parties, and neither party may transfer, assign or sublicense such rights or obligations to any third-party. Any attempted transfer, assignment or sublicense of such rights or obligations by either party in violation of this paragraph will be null and void.

(i)                                     Counterparts. This Amendment may be executed and delivered in separate counterparts (including by facsimile, “PDF’ scanned image or other electronic means), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Amendment will become effective only when counterparts have been executed and delivered by all parties whose names are set forth on the signature page(s) hereof.